Exhibit 99.1

      QC Holdings, Inc. Reports Record Revenue and Store Growth
During Fourth Quarter; Full Year 2004 Earnings Increase 33% over 2003


    KANSAS CITY, Kan.--(BUSINESS WIRE)--Feb. 15, 2005--QC Holdings, Inc. (Nasdaq:QCCO) reported a 27.5% increase in revenues during fourth quarter 2004, growing to $35.7 million for the three months ended December 31, 2004 from $28.0 million for the three months ended December 31, 2003. This revenue improvement, which was attributable to growth in payday loan volumes, helped increase net income to $4.9 million in fourth quarter 2004 compared to $4.8 million in prior year's fourth quarter.
    For the year ended December 31, 2004, net income totaled $18.5 million, which was approximately 33.1% higher than the $13.9 million in 2003. This $4.6 million increase in net income was driven by a $26.3 million, or 26.7%, increase in revenues compared to prior year, together with an improved loss ratio year to year.
    During the fourth quarter of 2004, the Company added 51 stores - 22 de novo and 29 through acquisition - compared to 10 in prior year's fourth quarter. For the year, the Company added 83 stores versus 45 stores in 2003. The 84% increase in the number of stores added over 2003 reflects the Company's effort to invest the proceeds from its initial public offering in July 2004.
    Don Early, QC's Chairman and Chief Executive Officer, commented, "Our fourth quarter financial results reflect the acceleration of unit store growth through a combination of de novo build-outs and acquisitions. Because the bulk of our growth occurred in late
    2004, our earnings in fourth quarter were affected by higher losses associated with newer stores, as well as by substantial revenue growth that was concentrated during the month of December. We are pleased that our store personnel continue to focus on driving payday loan volumes and that our regional management group is actively seeking de novo store opportunities."
    QC reported store gross margins of 34.9% in fourth quarter 2004 and 38.5% for the year ended December 31, 2004 versus 41.4% in fourth quarter 2003 and 36.7% for the year ended December 31, 2003. Darrin Andersen, QC's President and Chief Operating Officer, noted, "Given our higher-than-expected unit store growth during the fourth quarter, our gross margin was strong, largely due to the 20.7% increase in comparable store revenues quarter to quarter. For the year, our store margins continued to exceed industry averages, indicative of our strong per-store revenue figures and our ongoing operational excellence program."

    - FOURTH QUARTER -

    For the three months ended December 31, 2004, revenues totaled $35.7 million, a 27.5% increase from the $28.0 million during the three months ended December 31, 2003. This revenue growth was attributable to higher payday loan volumes and an increase in the average loan size. QC originated approximately $233.6 million of payday loans during fourth quarter 2004, which was an increase of 37.3% compared to $170.1 million during fourth quarter 2003. The average loan (including fee) totaled $351.24 versus $324.83 in fourth quarter 2003. Average fees per loan increased 7.0%, from $49.30 in fourth quarter 2003 to $52.74 in fourth quarter 2004.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since September 30, 2003) improved 20.7%, or $5.7 million, to $33.2 million in fourth quarter 2004. This improvement reflects increased payday loan volumes during the current year period as a result of the Company's convenient lending policy, the continued strong demand by consumers for the payday loan product and the benefit of a targeted direct mail campaign during early December 2004. Fourth quarter 2004 revenues also included $1.6 million from the 83 stores that were added during 2004 and approximately $801,000 from the 10 stores that were opened during fourth quarter 2003.
    Revenues from check cashing, title loans and other sources totaled $2.9 million during the three months ended December 31, 2004 and 2003. Increases in check cashing revenues due to new stores were offset by the overall lower volumes of checks cashed as a result of the declining trend in the United States in the number of checks.
    Store gross profit improved $0.9 million, or 7.8%, from $11.6 million in fourth quarter 2003 to $12.5 million in fourth quarter 2004, primarily due to growth in revenues, partially offset by higher store expenses quarter to quarter. Salaries and benefits for stores increased by $1.8 million for the three months ended December 31, 2004 versus 2003 as a result of new personnel to operate stores added after December 31, 2003.
    During fourth quarter 2004, the Company reported loan losses of $8.3 million compared to $5.3 million in the same 2003 period. As a percentage of revenues, losses were 23.1% and 19.1% during fourth quarter 2004 and 2003, respectively. The less favorable loss ratio in the current year period reflected the higher loss rate associated with accelerated unit store growth, together with reduced collections during fourth quarter 2004, partially due to favorable collection experience in prior year's fourth quarter as a result of tax refunds during the last half of 2003.
    Other expense components, including occupancy, depreciation and amortization, increased $2.0 million quarter to quarter. Other store costs comprised $1.3 million of the increase in these other expense components, approximately one-half of which represented higher advertising attributable to a targeted direct mail campaign initiated in early December 2004. Occupancy costs as a percentage of revenues were essentially unchanged during fourth quarter 2004 versus 2003.
    Store gross margin, which is store gross profit as a percentage of revenues, was 34.9% during the three months ended December 31, 2004 versus 41.4% during the three months ended December 31, 2003. The decline in store gross margin was attributable to the effects of higher costs associated with accelerated unit store growth and higher loan losses in comparable stores. Comparable stores during fourth quarter 2004 reported a gross margin of 40.8% versus 42.6% in fourth quarter 2003. The 10 stores added during the final three months of 2003 reported fourth quarter 2004 gross profit of $227,000, or a gross margin of 28.4%. Stores opened during 2004 reported a net loss of approximately $1.1 million during fourth quarter 2004 and expenses associated with stores that were not yet opened as of December 31, 2004 totaled $285,000.
    Regional and corporate expenses increased $1.9 million during the three months ended December 31, 2004, to $5.0 million from $3.1 million. Together, regional and corporate expenses were 14.0% of revenues in fourth quarter 2004, which continues to remain below the Company's expected annual range of 15% to 16% of revenues. The higher level of regional and corporate expenses reflects the additional reporting and compliance costs of being a public company, as well as continued growth of the corporate infrastructure.
    The Company reported interest income of $143,000 during fourth quarter 2004 compared to interest expense of $339,000 during the three months ended December 31, 2003. This change quarter to quarter reflects the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering in July 2004 and the investment of the remaining proceeds in cash equivalents. The effective income tax rate declined to 34.0% during fourth quarter 2004 from 38.2% in comparable 2003 as a result of return to provision differences associated with the filing of various state income tax returns. The Company expects the 2005 effective income tax rate to range between 38.2% and 38.8%.
    Commenting on fourth quarter 2004, Mr. Andersen noted, "Fourth quarter presented a great challenge for our regional and area managers, as well as our store personnel, as we moved down several important paths. Our efforts ranged from a strong focus on maximizing loan volumes at our comparable stores, to building out de novo stores with an emphasis on improving the key processes, to acquiring and integrating stores with unique strategic benefits. While our loss experience was disappointing from a historical perspective, given the rapid rate of growth in our store base during the last half of 2004, the loss ratio during the fourth quarter was consistent with our expectations and is a reasonable estimate for future losses at similar rates of accelerated unit store growth."

    - YEAR ENDED DECEMBER 31 -

    For the year ended December 31, 2004, revenues grew $26.3 million, or 26.7%, to $124.8 million from the $98.5 million during the year ended December 31, 2003. The increase in revenues was primarily due to higher payday loan volumes and a 7.6% increase in the average loan size. QC originated approximately $783.5 million of payday loans during the year ended December 31, 2004, a 32.8% increase compared to $590.1 million during the prior year. The average loan size (including fees) increased to $337.97 during 2004 from $314.14 in 2003. Average fees per loan increased from $47.76 in 2003 to $50.99 in 2004.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 24 months since December 31, 2002) improved $16.6 million, or 17.8%, to $109.9 million for the year ended December 31, 2004, primarily as a result of higher payday loan volume during the current year period. Revenues from stores added during 2003 increased by $9.0 million, from $3.1 million to $12.1 million during 2004, and stores added in 2004 resulted in a $2.1 million increase in revenues year to year. The aggregate increase from comparable stores and new stores was partially offset by the loss of revenues from stores that were closed.
    Revenues from check cashing, title loans and other sources declined to $12.1 million during the year ended December 31, 2004 from $12.5 million during the year ended December 31, 2003 as a result of lower check cashing and title loan volumes.
    Salaries and benefits increased $5.4 million to $26.7 million in 2004 versus $21.3 million in 2003. This increase was primarily attributable to compensation for employees at new stores and higher bonuses for employees at existing stores due to improved store gross profit. Loan losses for the year ended December 31, 2004 totaled $25.9 million, a $4.6 million increase over 2003. The rate of increase in losses was lower than revenue growth, resulting in a decline in losses as a percentage of revenues from 21.6% during the year ended December 31, 2003 to 20.7% during 2004. The improvement in the loss ratio year to year reflects very favorable experience in first quarter 2004 attributable to the non-recurring tax benefits received by our customers associated with the changes in the income tax laws passed during mid-2003, partially offset by higher losses in fourth quarter 2004 as indicated in the fourth quarter discussion above.
    Other expense components, including occupancy, depreciation and amortization, increased $4.4 million from 2003 to 2004. While occupancy costs increased $1.6 million year to year as a result of the addition of stores after December 31, 2003, occupancy costs as a percentage of revenues declined from 11.0% in 2003 to 10.0% during 2004, indicative of the fixed nature of these costs. The remainder of the increase year to year represented higher costs associated with store growth, together with higher professional fees.
    Store gross margin improved to 38.5% for the year ended December 31, 2004 from 36.7% for the year ended December 31, 2003. This improvement reflected the Company's strong revenue growth and favorable loss experience in 2004. Comparable stores during the year reported a gross margin of 43.5% versus 40.4% in 2003. Stores opened during 2003 reported a gross margin of 23.7% during the year ended December 31, 2004. Stores opened during 2004 totaled a net loss of $2.1 million in the current year period and stores not yet opened as of December 31, 2004 incurred costs of $404,000.
    Regional and corporate expenses increased $5.2 million, from $11.9 million during 2003 to $17.1 million in the current year, for the same reasons noted in the quarterly discussion above.
    The effective income tax rate for the year ended December 31, 2004 totaled 38.1%, down slightly from 38.5% in the comparable prior year.

    - BUSINESS OUTLOOK -

    Mr. Early noted, "As we expand our footprint in the United States, our core focus is to provide superior customer service and to maximize payday loan volumes. Communicating and teaching this focus to our employees is critical to the long-term success of both new and existing stores. With our growth during the second half of 2004, our field personnel have done an outstanding job of assisting and training our employees at new and acquired stores. In addition, we have strengthened our corporate infrastructure capabilities in a number of areas, including construction management, training, recruitment and property, to ensure continuity and consistency in store support."
    Mr. Early concluded, "Our initial public offering in July 2004 has provided our company with the opportunity to pursue growth from a position of strength. After discussions with our regional management group and evaluation of market opportunities, we expect to grow at an accelerated rate throughout 2005 and 2006. During 2005, we expect to add at least 150 stores, which is a 40% increase from the 371 stores at December 31, 2004. While this rate of growth will affect short-term earnings due to the higher losses associated with new stores and the typical ramp-up period that a new store requires to become profitable, we believe the long-term earnings and stockholder value benefits are substantial. As 2005 develops, we look forward to managing the various challenges and opportunities that will be presented to our company."

    QC will present its financial results for the three months and year ended December 31, 2004 in a conference call on February 15, 2005 at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial (800) 901-5231, code 86008787. The accompanying slides to the presentation are expected to be available on the QC Web site on the morning of February
15. A replay of the audio portion of the presentation will be available online until the close of business on March 15. The replay can also be accessed by telephone for seven days at (888) 286-8010, code 91381145.

    About QC Holdings, Inc.

    Headquartered in Kansas City, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 371 stores in 22 states as of December 31, 2004. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 371 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

    Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) our role as a marketing and servicing agent for lending banks in North Carolina and Texas and changes in federal or state laws affecting or the results of industry litigation and regulatory challenges involving those types of relationships, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience, (5) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (6) turnover in our store managers and store-level employees, (7) changes in our key management personnel,
(8) integration risks and costs associated with acquisitions, and (9) the other risks detailed under the caption "Risk Factors" in our Registration Statement on Form S-1, as amended, Registration No. 333-115297, filed on July 9, 2004 with the Securities and Exchange Commission and our annual report on Form 10-K to be filed with the SEC on or before March 31, 2005. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

    (Financial and Statistical Information Follows)


                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)

                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                  2003     2004      2003     2004
                                -------------------------------------
                                    Unaudited              Unaudited
Revenues
  Payday loan fees               $25,056  $32,841  $86,010  $112,679
  Other                            2,897    2,873   12,484    12,144
                                 -------- -------- -------- ---------
    Total revenues                27,953   35,714   98,494   124,823
                                 -------- -------- -------- ---------
Store expenses
  Salaries and benefits            5,803    7,595   21,279    26,725
  Provision for losses             5,328    8,255   21,293    25,864
  Occupancy                        2,742    3,545   10,862    12,502
  Depreciation and amortization      471      477    1,397     1,674
  Other                            2,033    3,372    7,571    10,025
                                 -------- -------- -------- ---------
    Total store expenses          16,377   23,244   62,402    76,790
                                 -------- -------- -------- ---------
Store gross profit                11,576   12,470   36,092    48,033

Regional expenses                  1,310    1,888    5,613     7,404
Corporate expenses                 1,777    3,121    6,324     9,757
Depreciation and amortization        227      197      538       763
Interest expense (income), net       339     (143)     936       499
Other expense (income), net          159      (56)      35      (266)
                                 -------- -------- -------- ---------
       Income before taxes         7,764    7,463   22,646    29,876
Provision for income taxes         2,968    2,539    8,722    11,397
                                 -------- -------- -------- ---------
       Net income                 $4,796   $4,924  $13,924   $18,479
                                 ======== ======== ======== =========

Earnings per share (a):
  Basic                            $0.30    $0.24    $0.41     $1.03
  Diluted                          $0.29    $0.23    $0.39     $0.96
Weighted average number of
 common shares outstanding (a):
  Basic                           11,461   20,371   15,935    15,864
  Diluted                         12,017   21,705   16,436    16,970

(a) See computations of earnings per share on following page



                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)


                                 Three Months Ended     Year Ended
                                    December 31,       December 31,
                                    2003    2004     2003      2004
                                -------------------------------------
                                      Unaudited             Unaudited
Net income                         $4,796  $4,924  $13,924   $18,479
Less: reduction to retained
 earnings from shares subject to
 redemption (a)                                      5,296
Less: dividend and participation
 rights from mandatory stock
 redemption (b)                     1,313            2,162     2,135
                                   ------- ------- -------- ---------
Income available to common
 stockholders                      $3,483  $4,924   $6,466   $16,344
                                   ======  ======   ======    ======
Weighted average number of
 actual common shares
 outstanding                       15,831  20,371   18,138    17,664
Reduction in weighted average
 shares from mandatory stock
 redemption (b)                     4,370            2,203     1,800
                                   ------- ------- -------- ---------
Weighted average number of common
 shares outstanding                11,461  20,371   15,935    15,864
Incremental shares from assumed
 conversion of stock options          556   1,334      501     1,106
                                   ------- ------- -------- ---------
Weighted average number of diluted
 common shares outstanding         12,017  21,705   16,436    16,970
                                   ======  ======   ======    ======
Basic earnings per share            $0.30   $0.24    $0.41     $1.03
Diluted earnings per share          $0.29   $0.23    $0.39     $0.96


    Notes:

    Basic and diluted earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. During 2003 and through June 30, 2004, the Company used the two-class method for computing basic and diluted earnings per share to consider the effect of the mandatory stock redemption under a stockholders agreement between the Company and two principal stockholders. The Stockholders Agreement was terminated on June 30, 2004.
    (a) Basic and diluted earnings per share computations through December 31, 2003 were adjusted to reflect the Company's obligation to purchase shares from two principal stockholders upon their death pursuant to a stockholders agreement with them. For purposes of computing income available to common stockholders in the earnings per share calculations, the Company was required to include as a reduction to net income the increase in the carrying amount of the shares subject to redemption associated with this obligation that was charged directly to retained earnings in any given period. The stockholders agreement was terminated effective June 30, 2004 and the computations for earnings per share no longer require ongoing adjustments.
    (b) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the stockholders agreement for which a liability had been recorded through June 30, 2004 are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the shares subject to mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The stockholders agreement was terminated effective June 30, 2004 and the computations for earnings per share no longer require ongoing adjustments.


                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)


                                             December 31, December 31,
                                                  2003        2004
                                             ------------------------
                      ASSETS                                Unaudited
Current assets
  Cash and cash equivalents                         $9,497   $40,526
  Loans receivable, less allowance for losses of
   $1,090 at December 31, 2003
   and $1,520 at December 31, 2004                  35,933    49,385
  Prepaid expenses and other assets                  1,352     2,893
                                                   -------- ---------
    Total current assets                            46,782    92,804
Property and equipment, net                         11,852    17,236
Goodwill                                             5,431     7,298
Other assets, net                                      864     1,098
                                                   -------- ---------
    Total assets                                   $64,929  $118,436
                                                   ======== =========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                    $276      $396
  Accrued expenses and other liabilities             1,235     2,751
  Deferred revenue                                   2,188     2,926
  Income taxes payable                               1,051
  Deferred income taxes                              2,517     3,428
  Revolving credit facility                          6,256
  Current portion of long-term debt                  4,718
                                                   -------- ---------
    Total current liabilities                       18,241     9,501
Deferred income taxes                                1,475     2,643
Liability for mandatory stock redemption            17,000
Long-term debt, less current portion                18,880
                                                   -------- ---------
    Total liabilities                               55,596    12,144
                                                   -------- ---------
Commitments and contingencies
Stockholders' equity
  Common stock, $0.01 par value; 75,000,000 shares
   authorized; 19,087,600 shares issued and
   15,182,000 shares outstanding at December 31,
   2003; 20,371,000 shares issued and outstanding
   at December 31, 2004                                191       204
  Retained earnings                                 21,292    36,671
  Additional paid-in capital                         5,248    69,417
  Treasury stock, at cost                          (17,165)
  Notes received for equity                           (233)
                                                   -------- ---------
    Total stockholders' equity                       9,333   106,292
                                                   -------- ---------
    Total liabilities and stockholders' equity     $64,929  $118,436
                                                   ======== =========



                           QC Holdings, Inc.
                Selected Statistical and Operating Data
    (in thousands, except Store Data, Average Loan and Average Fee)


                                 Three Months Ended    Year Ended
                                    December 31,       December 31,
                                  2003      2004      2003      2004
                                -------------------------------------
                                   Unaudited                Unaudited
Store Data:
  Number of stores, beginning
   of period                       288       322       258       294
  De novo stores opened             10        22        45        54
  Acquired stores                             29                  29
  Stores closed                      4         2         9         6
                              --------- --------- --------- ---------
    Number of stores, end of
     period                        294       371       294       371
                              ========= ========= ========= =========
Comparable Store Data:
  Total revenues generated by
   all comparable stores       $27,462   $33,229   $93,348  $109,908
  Total number of comparable
   stores                          279       279       244       244
  Average revenue per
   comparable store                $98      $119      $383      $450
  Percentage increase in
   comparable store
   revenues                                 20.7%               17.8%

Operating Data:
  Loan volume                 $170,107  $233,636  $590,071  $783,465
  Average loan (principal
   plus fee)                    324.83    351.24    314.14    337.97
  Average fee                    49.30     52.74     47.76     50.99

Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                       $950    $1,160      $750    $1,090
    Adjustment to provision
     for losses based on
     evaluation of
     outstanding receivables       140       360       340       430
                              --------- --------- --------- ---------
    Balance, period end         $1,090    $1,520    $1,090    $1,520
                              ========  ========= ========= =========
  Provision for losses:
    Charged-off to expense     $11,580   $14,920   $45,665   $51,956
    Recoveries                  (6,392)   (7,025)  (24,712)  (26,522)
    Adjustment to provision
     for losses based on
     evaluation of
     outstanding receivables       140       360       340       430
                              --------- --------- --------- ---------
    Total provision for
     losses                     $5,328    $8,255   $21,293   $25,864
                              ========  ========= ========= =========
  Provision for losses as a
   percentage of
   revenues                       19.1%     23.1%     21.6%     20.7%
  Provision for losses as a
   percentage of
   loan volume                     3.1%      3.5%      3.6%      3.3%


    CONTACT: QC Holdings, Inc.
             Chief Financial Officer
             Douglas E. Nickerson, 913-439-1154